                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)

                       The BlackRock 2001 Term Trust Inc.
          ---------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
          ---------------------------------------------------------------
                         (Title of Class of Securities)


                                    092477108
                         -------------------------------
                                 (CUSIP Number)

                                December 31, 1999
                             -----------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]     Rule 13d-1(b)
         [X]     Rule 13d-1(c)
         [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                          (Continued on following page(s))

                                 Page 1 of 26 Pages


         CUSIP NO. 092477108                            13G                              PAGE 2 OF 26 PAGES
                   ----------                                                                 --   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       The Progressive Corporation
                       34-0963169
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) |_|
                                                                                                      (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Ohio

                                   5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                              -0-
               BENEFICIALLY        6       SHARED VOTING POWER
                 OWNED BY
                   EACH                               17,967,200**
                REPORTING
                  PERSON           7       SOLE DISPOSITIVE POWER
                   WITH
                                                      -0-

                                   8       SHARED DISPOSITIVE POWER

                                                      17,967,200**

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       17,967,200**

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                              |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       12.7%

     12       TYPE OF REPORTING PERSON*

                       HC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


**Consists solely of shares held by its subsidiaries.


         CUSIP NO. 092477108                            13G                              PAGE 3 OF 26 PAGES
                   ----------                                                                 --   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Halcyon Insurance Company
                       34-1524319
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) |_|
                                                                                                      (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Ohio

                                   5            SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        6            SHARED VOTING POWER
                 OWNED BY
                   EACH                            20,000
                REPORTING
                  PERSON           7            SOLE DISPOSITIVE POWER
                   WITH
                                                   -0-

                                   8            SHARED DISPOSITIVE POWER

                                                   20,000

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        20,000

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                              |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0%

     12       TYPE OF REPORTING PERSON*

                       IC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


         CUSIP NO. 092477108                            13G                              PAGE 4 OF 26 PAGES
                   ----------                                                                 --   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Progressive Home Insurance Company (f/k/a Midland Risk Insurance Company)
                       62-0484104
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                      (a) |_|
                                                                                                      (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Tennessee

                                       5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                -0-
               BENEFICIALLY            6        SHARED VOTING POWER
                 OWNED BY
                   EACH                                 50,000**
                REPORTING
                  PERSON               7        SOLE DISPOSITIVE POWER
                   WITH
                                                        -0-

                                       8        SHARED DISPOSITIVE POWER

                                                        50,000**

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        50,000**

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                              |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .0%

     12       TYPE OF REPORTING PERSON*

                       IC, CO, HC


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** Reported shares are held by Specialty Risk Insurance Company, a wholly-owned subsidiary of Progressive Home Insurance Company.

         CUSIP NO. 092477108                            13G                              PAGE 5 OF 26 PAGES
                   ----------                                                                 --   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   PC Investment Company
                   34-1576555
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) |_|
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

                                   5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                        -0-
               BENEFICIALLY        6       SHARED VOTING POWER
                 OWNED BY
                   EACH                         827,300
                REPORTING
                  PERSON           7       SOLE DISPOSITIVE POWER
                   WITH
                                                -0-

                                   8       SHARED DISPOSITIVE POWER

                                                827,300

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    827,300

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .6%

     12       TYPE OF REPORTING PERSON*

                   CO, a wholly-owned subsidiary of Progressive Casualty Insurance Company



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 092477108                            13G                              PAGE 6 OF 26 PAGES
                   ----------                                                                 --   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Investment Company, Inc.
                   34-1378861
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) |_|
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

                                      5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY           6       SHARED VOTING POWER
                 OWNED BY
                   EACH                            2,681,700
                REPORTING
                  PERSON              7       SOLE DISPOSITIVE POWER
                   WITH
                                                   -0-

                                      8       SHARED DISPOSITIVE POWER

                                                   2,681,700

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,681,700

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   1.9%

     12       TYPE OF REPORTING PERSON*

                   CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 092477108                            13G                              PAGE 7 OF 26 PAGES
                   ----------                                                                 --   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Casualty Insurance Company
                   34-6513736
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) |_|
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Ohio

                                        5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                             -0-
               BENEFICIALLY             6       SHARED VOTING POWER
                 OWNED BY
                   EACH                              7,680,400**
                REPORTING
                  PERSON                7       SOLE DISPOSITIVE POWER
                   WITH
                                                     -0-

                                        8       SHARED DISPOSITIVE POWER

                                                     7,680,400**

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,680,400**

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.4%

     12       TYPE OF REPORTING PERSON*

                   IC, HC, CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 4,079,900 shares held directly, and 827,300 shares held by PC Investment Company and 2,773,200 shares held by Progressive Specialty Insurance Company, its wholly-owned subsidiaries.

         CUSIP NO. 092477108                            13G                              PAGE 8 OF 26 PAGES
                   ----------                                                                 --   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive American Insurance Company
                   34-1094197
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) |_|
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Florida

                                       5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                            -0-
               BENEFICIALLY            6       SHARED VOTING POWER
                 OWNED BY
                   EACH                             1,149,100
                REPORTING
                  PERSON               7       SOLE DISPOSITIVE POWER
                   WITH
                                                    -0-

                                       8       SHARED DISPOSITIVE POWER

                                                    1,149,100

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,149,100

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .8%

     12       TYPE OF REPORTING PERSON*

                   IC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 092477108                            13G                              PAGE 9 OF 26 PAGES
                   ----------                                                                 --   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Bayside Insurance Company
                   31-1193845
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) |_|
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Florida

                                      5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY           6       SHARED VOTING POWER
                 OWNED BY
                   EACH                            110,000
                REPORTING
                  PERSON              7       SOLE DISPOSITIVE POWER
                   WITH
                                                   -0-

                                      8       SHARED DISPOSITIVE POWER

                                                   110,000

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    110,000

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .1%

     12       TYPE OF REPORTING PERSON

                   IC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 092477108                            13G                              PAGE 10 OF 26 PAGES
                   ----------                                                                 ---   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Classic Insurance Company
                   39-1453002
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) |_|
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Wisconsin

                                       5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                            -0-
               BENEFICIALLY            6       SHARED VOTING POWER
                 OWNED BY
                   EACH                             493,000
                REPORTING
                  PERSON               7       SOLE DISPOSITIVE POWER
                   WITH
                                                    -0-

                                       8       SHARED DISPOSITIVE POWER

                                                    493,000

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    493,000

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .3%

     12       TYPE OF REPORTING PERSON*

                   IC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 092477108                            13G                              PAGE 11 OF 26 PAGES
                   ----------                                                                 ---   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Mountain Insurance Company
                   93-0935623
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) |_|
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Colorado

                                      5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY           6       SHARED VOTING POWER
                 OWNED BY
                   EACH                            140,000
                REPORTING
                  PERSON              7       SOLE DISPOSITIVE POWER
                   WITH
                                                   -0-

                                      8       SHARED DISPOSITIVE POWER

                                                   140,000


     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    140,000

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .1%

     12       TYPE OF REPORTING PERSON*

                   IC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 092477108                            13G                              PAGE 12 OF 26 PAGES
                   ----------                                                                 ---   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Northern Insurance Company
                   34-1318335
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) |_|
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Wisconsin

                                      5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY           6       SHARED VOTING POWER
                 OWNED BY
                   EACH                            904,800**
                REPORTING
                  PERSON              7       SOLE DISPOSITIVE POWER
                   WITH
                                                   -0-

                                      8       SHARED DISPOSITIVE POWER

                                                   904,800**

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    904,800**

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .6%

     12       TYPE OF REPORTING PERSON*

                   IN, HC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 815,000 shares held directly and 89,800 shares held by Progressive Premier Insurance Company of Illinois, its wholly-owned subsidiary.


         CUSIP NO. 092477108                            13G                              PAGE 13 OF 26 PAGES
                   ----------                                                                 ---   ---

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Progressive Northwestern Insurance Company
                    91-1187829
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                               (a) |_|
                                                                                               (b) |X|
      3        SEC USE ONLY


      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                    Washington
                                     5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                          -0-
               BENEFICIALLY          6       SHARED VOTING POWER
                 OWNED BY
                   EACH                           3,021,800
                REPORTING
                  PERSON             7       SOLE DISPOSITIVE POWER
                   WITH
                                                  -0-

                                     8       SHARED DISPOSITIVE POWER

                                                  3,021,800

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,021,800

      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                                      |X|
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    2.1%
      12       TYPE OF REPORTING PERSON*

                    IC, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 092477108                            13G                              PAGE 14 OF 26 PAGES
                   ----------                                                                 ---   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Preferred Insurance Company
                   34-1287020
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) | |
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Ohio

                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                         -0-
               BENEFICIALLY         6       SHARED VOTING POWER
                 OWNED BY
                   EACH                          502,400
                REPORTING
                  PERSON            7       SOLE DISPOSITIVE POWER
                   WITH
                                                 -0-

                                    8       SHARED DISPOSITIVE POWER

                                                 502,400

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    502,400

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .4%

     12       TYPE OF REPORTING PERSON*

                   IC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 092477108                            13G                              PAGE 15 OF 26 PAGES
                   ----------                                                                 ---   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Premier Insurance Company of Illinois
                   36-3789786
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) |_|
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Illinois

                                      5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY           6       SHARED VOTING POWER
                 OWNED BY
                   EACH                            89,800
                REPORTING
                  PERSON              7       SOLE DISPOSITIVE POWER
                   WITH
                                                   -0-

                                      8       SHARED DISPOSITIVE POWER

                                                   89,800

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    89,800

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .1%

     12       TYPE OF REPORTING PERSON*

                   IC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 092477108                            13G                              PAGE 16 OF 26 PAGES
                   ----------                                                                 ---   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Southeastern Insurance Company
                   59-1951700
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) |_|
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Florida

                                     5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                          -0-
               BENEFICIALLY          6       SHARED VOTING POWER
                 OWNED BY
                   EACH                           203,500
                REPORTING
                  PERSON             7       SOLE DISPOSITIVE POWER
                   WITH
                                                  -0-

                                     8       SHARED DISPOSITIVE POWER

                                                  203,500

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    203,500

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .1%

     12       TYPE OF REPORTING PERSON*

                   IC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 092477108                           13G                              PAGE 17 OF 26 PAGES
                   ----------                                                                ---   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Specialty Insurance Company
                   34-1172685
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) |_|
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Ohio

                                      5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY           6       SHARED VOTING POWER
                 OWNED BY
                   EACH                            2,773,200
                REPORTING
                  PERSON              7       SOLE DISPOSITIVE POWER
                   WITH
                                                   -0-

                                      8       SHARED DISPOSITIVE POWER

                                                   2,773,200

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,773,200

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   2.0%

     12       TYPE OF REPORTING PERSON*

                   IC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 092477108                           13G                              PAGE 18 OF 26 PAGES
                   ----------                                                                ---   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Specialty Risk Insurance Company
                   62-1444848
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) |_|
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Tennessee

                                       5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                            -0-
               BENEFICIALLY            6       SHARED VOTING POWER
                 OWNED BY
                   EACH                             50,000
                REPORTING
                  PERSON               7       SOLE DISPOSITIVE POWER
                   WITH
                                                    -0-

                                       8       SHARED DISPOSITIVE POWER

                                                    50,000

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    50,000

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   0%

     12       TYPE OF REPORTING PERSON*

                   IC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         CUSIP NO. 092477108                           13G                              PAGE 19 OF 26 PAGES
                   ----------                                                                ---   ---

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   United Financial Casualty Company
                   36-3298008
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) | |
                                                                                              (b) |X|
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Missouri

                                       5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                            -0-
               BENEFICIALLY            6       SHARED VOTING POWER
                 OWNED BY
                   EACH                             1,010,500
                REPORTING
                  PERSON               7       SOLE DISPOSITIVE POWER
                   WITH
                                                    -0-

                                       8       SHARED DISPOSITIVE POWER

                                                    1,010,500

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,010,500

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                     |X|
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .7%

     12       TYPE OF REPORTING PERSON*

                   IC, CO



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                  Page   20    of    26    Pages
                                                      --------    --------


                                                   SCHEDULE 13G


This Amendment No.3 to Schedule 13G is filed to report the number of shares of Common Stock of the Issuer beneficially owned by The Progressive Corporation and certain of its subsidiaries as of December 31, 1999.

Item 1(a)         Name of Issuer:
---------         ---------------

                  The name of the issuer is The BlackRock 2001 Term Trust Inc. (the "Issuer").

Item 1(b)         Address of Issuer's Principal Executive Offices:
---------         ------------------------------------------------

                  The address of the Issuer's principal executive offices is 1285 Avenue of the Americas, New York, New York 10019.

Item 2(a)         Name of Person Filing:
---------         ----------------------

                  This statement is filed jointly by the following parties (collectively, the "Reporting Persons"): (a) Halcyon Insurance Company, an Ohio corporation,(b) Progressive Home Insurance Company (formerly known as Midland Risk Insurance Company), a Tennessee corporation,(c) PC Investment Company, a Delaware corporation, (d) Progressive American Insurance Company, a Florida corporation, (e) Progressive Bayside Insurance Company, a Florida corporation, (f) Progressive Casualty Insurance Company, an Ohio corporation,(g) Progressive Classic Insurance Company, a Wisconsin corporation, (h) Progressive Investment Company, Inc., a Delaware corporation, (i) Progressive Mountain Insurance Company, a Colorado corporation
                  (j) Progressive Northern Insurance Company, a Wisconsin corporation, (k) Progressive Northwestern Insurance Company, a Washington corporation, (l) Progressive Preferred Insurance Company, an Ohio corporation, (m) Progressive Premier Insurance Company of Illinois, an Illinois corporation, (n) Progressive Southeastern Insurance Company, a Florida corporation, (o) Progressive Specialty Insurance Company, an Ohio corporation, (p) Specialty Risk Insurance Company, a Tennessee corporation, and (q) United Financial Casualty Company, a Missouri corporation (collectively, the "Subsidiaries"), and The Progressive Corporation, an Ohio corporation, by virtue of its direct or indirect ownership of all of the outstanding capital stock of the Subsidiaries.

                  All of the outstanding shares of PC Investment Company and Progressive Specialty Insurance Company are owned by Progressive Casualty Insurance Company; all of the outstanding shares of Specialty Risk Insurance Company are owned by Progressive Home Insurance Company and all of the outstanding shares of Progressive Premier Insurance Company of Illinois are owned by Progressive Northern Insurance Company. Except as noted in the preceding sentence, all of the outstanding shares of each of the Subsidiaries is owned directly by The Progressive Corporation.

Item 2(b)         Address of Principal Business Office or, if none, Residence:
---------         ------------------------------------------------------------

                  The address of the principal business office of each of the Reporting Persons is as follows:

                  Reporting Person                  Business Address
                  ----------------                  ----------------

                  The Progressive Corporation       6300 Wilson Mills Road
                                                    Mayfield Village, OH  44143

                  Halcyon Insurance Company         6300 Wilson Mills Road
                                                    Mayfield Village, OH  44143

                                                                                Page   21    of    26    Pages
                                                                                    --------    --------


                  Reporting Person                                     Business Address
                  ----------------                                     ----------------
                  Progressive Home Insurance Company                   965 Ridgelake Blvd., Suite 201
                                                                       Memphis, TN 38120

                  PC Investment Company                                801 West Street
                                                                       Wilmington, DE 19801

                  Progressive American Insurance Company               4030 Crescent Park Dr., Bldg. B
                                                                       Riverview, FL 33569

                  Progressive Bayside Insurance Company                4030 Crescent Park Dr., Bldg. B
                                                                       Riverview, FL 33569

                  Progressive Casualty Insurance Company               6300 Wilson Mills Road
                                                                       Mayfield Village, OH  44143

                  Progressive Classic Insurance Company                44 East Mifflin Street
                                                                       Madison, WI 53703

                  Progressive Investment Company, Inc.                 801 West Street
                                                                       Wilmington, DE 19801

                  Progressive Mountain Insurance Company               2075 Research Parkway, Suite A
                                                                       Colorado Springs, CO 80920

                  Progressive Northern Insurance Company               44 East Mifflin Street
                                                                       Madison, WI 53703

                  Progressive Northwestern Insurance                   200 112th Ave., NE, Suite 200
                  Company                                              Bellevue, Washington 98004

                  Progressive Preferred Insurance Company              6300 Wilson Mills Road
                                                                       Mayfield Village, OH  44143

                  Progressive Premier Insurance Company                333 East Butterfield Road, Suite
                   of Illinois                                         220, Lombard, IL 60148

                  Progressive Southeastern Insurance                   4030 Crescent Park Dr., Bldg. B
                  Company                                              Riverview, FL  33569

                  Progressive Specialty Insurance Company              6300 Wilson Mills Road
                                                                       Mayfield Village, OH  44143

                  Specialty Risk Insurance Company                     965 Ridgelake Blvd., Suite 201
                                                                       Memphis, TN 38120

                  United Financial Casualty Company                    11457 Olde Cabin Rd, Suite 235
                                                                       St. Louis, MO  63141
Item 2(c)         Citizenship:
---------         ------------

         Reporting Person                                              State of Incorporation
         ----------------                                              ----------------------

     The Progressive Corporation                                                Ohio
     Halcyon Insurance Company                                                  Ohio
     Progressive Home Insurance Company                                         Tennessee
     PC Investment Company                                                      Delaware
     Progressive American Insurance Company                                     Florida
     Progressive Bayside Insurance Company                                      Florida
     Progressive Casualty Insurance Company                                     Ohio

                                                                                Page   22    of    26    Pages
                                                                                    --------    --------


         Reporting Person                                              State of Incorporation
         ----------------                                              ----------------------
     Progressive Classic Insurance Company                                      Wisconsin
     Progressive Investment Company, Inc.                                       Delaware
     Progressive Mountain Insurance Company                                     Colorado
     Progressive Northern Insurance Company                                     Wisconsin
     Progressive Northwestern Insurance Company                                 Washington
     Progressive Preferred Insurance Company                                    Ohio
     Progressive Premier Insurance Company of Illinois                          Illinois
     Progressive Southeastern Insurance Company                                 Florida
     Progressive Specialty Insurance Company                                    Ohio
     Specialty Risk Insurance Company                                           Tennessee
     United Financial Casualty Company                                          Missouri

Item 2(d)         Title of Class of Securities:
---------         -----------------------------

                  The class of securities which is the subject of this Schedule 13G is the Common Shares, $.01 par value per share, of the Issuer.

Item 2(e)         CUSIP Number:
---------         -------------

                  The CUSIP number for such class of securities is 092477108

Item 3.           Not Applicable.
------

Item 4.           Ownership (as of December 31, 1999)
------            ---------

                  (a)      Amount Beneficially Owned:                                   No. of Shares
                           --------------------------                                   -------------
                           The Progressive Corporation                                  17,967,200(1)

                           Subsidiaries

                           Halcyon Insurance Company                                        20,000
                           Progressive Home Insurance Company                               50,000(2)
                           PC Investment Company                                           827,300
                           Progressive American Insurance Company                        1,149,100
                           Progressive Bayside Insurance Company                           110,000
                           Progressive Casualty Insurance Company                        7,680,400(3)
                           Progressive Classic Insurance Company                           493,000
                           Progressive Investment Company, Inc.                          2,681,700
                           Progressive Mountain Insurance Company                          140,000
                           Progressive Northern Insurance Company                          904,800(4)
                           Progressive Northwestern Insurance Company                    3,021,800
                           Progressive Preferred Insurance Company                         502,400
                           Progressive Premier Insurance Company of Ill.                    89,800
                           Progressive Southeastern Insurance Company                      203,500
                           Progressive Specialty Insurance Company                       2,773,200
--------

         (1)Consists solely of shares held by the Subsidiaries listed herein.

         (2)Includes 0 shares held directly and 50,000 shares held by Specialty Risk Insurance Company, its wholly-owned subsidiary.

         (3)Includes 4,079,900 shares held directly and 827,300 shares held by PC Investment Company and 2,773,200 shares held by Progressive Specialty Insurance Company, its wholly-owned subsidiaries.

         (4)Includes 815,000 shares held directly and 89,800 shares held by Progressive Premier Insurance Company of Illinois, its wholly-owned subsidiary.

                                                                                  Page   23    of    26    Pages
                                                                                      --------    --------


                           Amount Beneficially Owned:                             No. of Shares
                           --------------------------                             -------------
                           Specialty Risk Insurance Company                             50,000
                           United Financial Casualty Company                         1,010,500

                                                                     TOTAL:         17,967,200(5)

(b)  Percent of Class                                                                     12.7%
     ----------------

(c)  Number of shares as to which the person has
     -------------------------------------------

                                             (i)              (ii)                (iii)          (iv)

                                            Sole Power        Shared Power        Sole Power     Shared Power
                                            to Vote           to Vote             to Dispose     to Dispose
                                            or to             or to               or to          or to
                                            Direct            Direct              Direct the     Direct the
                                            the Vote          the Vote            Disposition    Disposition
                                            ---------         -----------         ----------     -----------

The Progressive Corporation                 0                 17,967,200(1)             0          17,967,200(1)

Subsidiaries
------------

Halcyon Insurance Company                   0                     20,000                0              20,000

Progressive Home Insurance Company          0                     50,000(2)             0              50,000(2)

PC Investment Company                       0                    827,300                0             827,300

Progressive American Insurance Company      0                  1,149,100                0            1,149,100

Progressive Bayside Insurance Company       0                    110,000                0              110,000

Progressive Casualty Insurance Company      0                  7,680,400(3)             0            7,680,400(3)

Progressive Classic Insurance Company       0                    493,000                0              493,000

Progressive Investment Company, Inc.        0                  2,681,700                0            2,681,700

Progressive Mountain Insurance Company      0                    140,000                0              140,000

Progressive Northern Insurance Company      0                    904,800(4)             0              904,800(4)

Progressive Northwestern Insurance Company  0                  3,021,800                0            3,021,800

Progressive Preferred Insurance Company     0                    502,400                0              502,400

Progressive Premier Insurance Company
 of Illinois                                0                     89,800                0               89,800

--------

         (5)Computed without duplication of reported shares.

         (1)Consists solely of shares held by the Subsidiaries listed herein.

         (2)Includes 0 shares held directly and 50,000 shares held by Specialty Risk Insurance Company, its wholly-owned subsidiary.

         (3)Includes 4,079,900 shares held directly and 827,300 shares held by PC Investment Company and 2,773,200 shares held by Progressive Specialty Insurance Company, its wholly-owned subsidiaries.

         (4)Includes 815,000 shares held directly and 89,800 shares held by Progressive Premier Insurance Company of Illinois, its wholly-owned subsidiary.

                                                                                Page   24    of    26    Pages
                                                                                    --------    --------


                                             (i)              (ii)              (iii)            (iv)

                                            Sole Power        Shared Power      Sole Power       Shared Power
                                            to Vote           to Vote           to Dispose       to Dispose
                                            or to             or to             or to            or to
                                            Direct            Direct            Direct the       Direct the
                                            the Vote          the Vote          Disposition      Disposition
                                            ---------         -----------       ----------       -----------


Progressive Southeastern Insurance Company  0                     203,500            0              203,500

Progressive Specialty Insurance Company     0                   2,773,200            0            2,773,200

Specialty Risk Insurance Company            0                      50,000            0               50,000

United Financial Casualty Company           0                   1,010,500            0            1,010,500
                                                                ---------                        ----------

                  TOTALS                    0                  17,967,200(5)         0           17,967,200(5)
                                            ------------       -----------                       ----------


Item 5            Ownership of Five Percent or Less of a Class:
------            --------------------------------------------

                  Not Applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another Person:
------            ---------------------------------------------------------------

                  Not Applicable.

Item 7            Identification and Classification of the Subsidiary Which Acquired the Security Being
------            -------------------------------------------------------------------------------------
                  Reported on By the Parent Holding Company:
                  -----------------------------------------

                  Not Applicable.

Item 8            Identification and Classification of Members of the Group:
------            ---------------------------------------------------------

                  Not Applicable.

Item 9            Notice of Dissolution of Group:
------            ------------------------------

                  Not Applicable.

Item 10           Certifications:
-------           ---------------

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



--------

         (5)Computed without duplication of reported shares.

                                                 Page   25    of    26    Pages
                                                     --------    --------



                                    SIGNATURE
                                    ---------


After reasonable inquiry and to the best of our knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.


Date:    January 12, 2000


The Progressive Corporation
Halcyon Insurance Company
PC Investment Company
Progressive American Insurance Company
Progressive Bayside Insurance Company
Progressive Casualty Insurance Company
Progressive Classic Insurance Company
Progressive Home Insurance Company
Progressive Investment Company, Inc.
Progressive Mountain Insurance Company
Progressive Northern Insurance Company
Progressive Northwestern Insurance Company
Progressive Preferred Insurance Company
Progressive Premier Insurance Company of Illinois
Progressive Southeastern Insurance Company
Progressive Specialty Insurance Company
Specialty Risk Insurance Company
United Financial Casualty Company




By:      /s/ Thomas A. King
        ------------------------------------
         Thomas A. King
         Vice President

                                                  Page   26    of    26    Pages
                                                      --------    --------




                                    EXHIBIT A

This Exhibit A to Amendment No. 3 to Schedule 13G is filed pursuant to the requirements of Rules 13d-1(c) and 13d-1(k)(1). The undersigned hereby agree that the Amendment No. 3 to the Schedule 13G to which this Exhibit is attached is filed on behalf of each of the undersigned.


Dated:   January 12, 2000


The Progressive Corporation
Halcyon Insurance Company
PC Investment Company
Progressive American Insurance Company
Progressive Bayside Insurance Company
Progressive Casualty Insurance Company
Progressive Classic Insurance Company
Progressive Home Insurance Company
Progressive Investment Company, Inc.
Progressive Mountain Insurance Company
Progressive Northern Insurance Company
Progressive Northwestern Insurance Company
Progressive Preferred Insurance Company
Progressive Premier Insurance Company of Illinois
Progressive Southeastern Insurance Company
Progressive Specialty Insurance Company
Specialty Risk Insurance Company
United Financial Casualty Company





By:      /s/ Thomas A. King
        ----------------------------------
         Thomas A. King
         Vice President